Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 20, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.036726 per unit, payable on February 13, 2015, to unit holders of record on January 30, 2015.

This month’s distribution decreased from the previous month due to continued declining pricing for both oil and gas and continuation of substantial capital expenditures for the 2014 program on the Waddell Ranch.

Production for the Trust’s allocated portion of the Waddell Ranch was a negative (13,209) barrels of oil and a negative (72,641) Mcf of gas. These allocated volumes were significantly impacted by the substantial increase in the capital expenditures and the reduced pricing of both oil and gas. The average price for oil was $69.69 per bbl and for gas was $4.55 per Mcf. For the Trust’s Texas Royalty Properties allocation, oil production was 26,264 barrels of oil and gas production was 36,968 Mcf. The average price for oil was $70.07 per bbl and for gas was $7.03 per Mcf.

This would primarily reflect production for the month of November for oil and the month of October for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	75,505	378,201	(13,209)		(72,641)		$69.69	$4.55	**
Texas Royalty Prop	27,646	38,914	26,264		36,968		$70.07	$7.03	**
Prior Month
Waddell Ranch	73,521	395,949	(247	)*	(1,774	)*	$75.31	$4.90	**
Texas Royalty Prop	28,952	31,688	27,505	*	30,104	*	$78.26	$8.60	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During November 2014, three of the 2014 workover wells were completed and producing. There were six new wells of the 2014 program completed in the month of November with six more still being drilled. Capital expenditures were approximately $2,927,461. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. These adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

The 2014 tax information packets are expected to begin mailing directly to unitholders in early March 2015. A copy of Permian’s 2014 tax information booklet will be posted on Permian’s website by March 1, 2015. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The Trustee expects to have the calculators updated with the 2014 tax information by February 27, 2015.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839